Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of KemPharm, Inc. filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated February 28, 2020, except for the Reverse Stock Split paragraph of Note A as to which the date is December 27, 2020, relating to the financial statements of KemPharm, Inc., appearing in the Prospectus, which is a part of the Registration Statement (No. 333-250945) on Form S-1 declared effective on January 7, 2021.

/s/ RSM US LLP

Orlando, Florida

January 7, 2021